Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

News Release
For Immediate Release

Jon M. Huntsman Jr. Elected to Chevron Board of Directors

SAN RAMON, Calif., Dec. 11, 2013 - Chevron Corporation (NYSE: CVX) announced that Jon M. Huntsman Jr. has been elected to Chevron’s board of directors, effective Jan. 15, 2014, and will serve on the company’s Board Nominating and Governance Committee and Public Policy Committee.
John Watson, chairman of the board and chief executive officer, Chevron Corporation said, “Mr. Huntsman brings a distinguished career in public service and business leadership to the position. In particular, his knowledge and experience of Asian affairs will provide a valuable perspective to board discussions.”
Huntsman, 53, was a candidate for the Republican nomination for president of the United States in 2011. He served as U.S. ambassador to China from 2009 to 2011 and governor of Utah from 2005 to 2009. Prior to his election as governor, Huntsman filled several government appointments, including U.S. ambassador to Singapore, deputy U.S. trade representative and deputy assistant secretary of commerce for Asia.
Huntsman was affiliated with the Huntsman Corporation, which he first joined in 1983, serving in various capacities, most recently as vice chairman until his resignation in 2005. Huntsman is a director on the boards of Caterpillar Inc., Ford Motor Company and the Huntsman Corporation.
Huntsman holds a bachelor’s degree in international politics from the University of Pennsylvania.
Chevron is one of the world’s leading integrated energy companies, with subsidiaries that conduct business worldwide. The company’s success is driven by the ingenuity and commitment of its employees and their application of the most innovative technologies in the world. Chevron is involved in virtually every facet of the energy industry. The company explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and other energy products; manufactures and sells petrochemical products; generates power and produces geothermal energy; provides energy efficiency solutions; and develops the energy resources of the future, including biofuels. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.
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Contact:     Kurt Glaubitz, San Ramon    +1-925-790-6928